EXHIBIT 3.1

FIRST AMENDMENT

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TERRA SECURED INCOME FUND 5, LLC

This First Amendment to the Amended and Restated Limited Liability Company Agreement (this “Amendment”) of Terra Secured Income Fund 5, LLC, a Delaware limited liability company (the “Company”), dated December 20, 2023, is entered into by Terra Fund Advisors, LLC (the “Manager”). All capitalized terms used and not otherwise defined herein shall the meaning given to such terms in the Amended and Restated Limited Liability Company Agreement of the Company (as amended hereby, the “Agreement”).

RECITALS:

WHEREAS, pursuant to Section 6.3.14(l) and Section 15.3 of the Agreement, the Manager has the power and authority to amend the Agreement as necessary to enable the Company to make a Distribution in-kind of REIT Shares without the consent or approval of any Member; and

WHEREAS, the Manager desires to amend the Agreement as set forth herein in order to permit the Company to make a Distribution in-kind of REIT Shares to the Members.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Amendment to Agreement. Section 4 of this Agreement is hereby amended to add the following as a new Section 4.3:

“4.3          Distribution in Kind of REIT Shares. Notwithstanding anything herein to the contrary, the Manager may, without the consent or approval of any Member, cause the Company to distribute the REIT Shares held by the Company to the Members, including, without limitation, upon or in connection with the liquidation and termination of the Company. Any such distribution of REIT Shares to the Members pursuant to this Section 4.3 shall be in accordance with the Units owned by each Member, subject to such adjustments thereto as the Manager deems necessary and appropriate in order to give effect to the terms of the Agreement with respect to each Member.”

2.            Miscellaneous.

(a)             Except as expressly set forth in Section 1 of this Amendment, the terms of the Agreement are not amended or modified hereby and shall remain in full force and effect as set forth in the Agreement. Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

(b)            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written:

MANAGER:

Terra Fund Advisors, LLC

By:	/s/ Vikram S. Uppal
Name: Vikram S. Uppal
Title: Manager

Members:

Terra Fund Advisors, LLC
As attorney-in-fact for the Members

By:	/s/ Vikram S. Uppal
Name: Vikram S. Uppal
Title: Manager

[Signature Page to First Amendment to

Amended and Restated Limited Liability Company Agreement of

Terra Secured Income Fund 5, LLC]